EXHIBIT 99.1

Proteon Therapeutics Appoints Paul Hastings Chairman of Its Board of Directors

WALTHAM, Mass., Oct. 20, 2016 (GLOBE NEWSWIRE) -- Proteon Therapeutics Inc. (Nasdaq:PRTO), a company developing novel, first-in-class therapeutics to address the medical needs of patients with kidney and vascular diseases, today announced the appointment of Paul J. Hastings as Chairman of its Board of Directors. Mr. Hastings has over three decades of operations experience in the biopharmaceutical industry, including roles as Chief Executive Officer at multiple public companies. Mr. Hastings is President and Chief Executive Officer of OncoMed Pharmaceuticals and Chairman of its Board since 2013.

“Paul has significant experience leading successful commercial organizations, and is the ideal person to join our Board at this transformational time for Proteon,” said Timothy Noyes, President and Chief Executive Officer. “Having served as Chief Executive Officer at multiple public companies, Paul brings deep operational and commercial expertise that will be of enormous value to Proteon as we prepare for the potential commercialization of vonapanitase.”

Mr. Hastings is the President and Chief Executive Officer of OncoMed Pharmaceuticals, and Chairman of the Board of Directors. Previously, Mr. Hastings served as President and Chief Executive Officer of QLT, Inc., and Axys Pharmaceuticals, which was acquired by Celera Corporation. Mr. Hastings also served as the President of Chiron BioPharmaceuticals, President and Chief Executive Officer of LXR Biotechnology, and held a series of management positions at Genzyme Corporation, including President of Genzyme Therapeutics Europe and President of Worldwide Therapeutics. Mr. Hastings served as Vice President, Marketing and Sales and General Manager, Europe for Synergen, Inc., and held a series of marketing and sales management positions with Hoffmann-La Roche. Mr. Hastings was Chairman of the Board of Proteolix (sold to Onyx Pharmaceuticals in 2009), and served on the boards of Relypsa (sold to Galenica in 2016), ViaCell (sold to Perkin-Elmer in 2008), and Cerimon Pharmaceuticals. He is currently on the boards of OncoMed Pharmaceuticals and Pacira Pharmaceuticals, serves as Vice Chairman of Biotechnology Innovation Organization (BIO), and is also on the board of directors of the California Life Sciences Association. Mr. Hastings received a B.S. in Pharmacy from the University of Rhode Island.

“I am thrilled to be joining the Proteon Board of Directors at this exciting time for the Company as it nears completion of its first Phase 3 clinical study of vonapanitase,” remarked Mr. Hastings. “I look forward to working with the Board and management team to help guide the development and execution of a successful strategy for the potential commercialization of vonapanitase.”

About Proteon Therapeutics
Proteon Therapeutics is committed to improving the health of patients with kidney and vascular diseases through the development of novel, first-in-class therapeutics. Proteon’s lead product candidate, vonapanitase (formerly PRT-201), is an investigational drug intended to improve arteriovenous fistula (AVF) patency, the period of time during which an AVF remains open with adequate blood flow to enable hemodialysis. Proteon is currently evaluating vonapanitase in two Phase 3 clinical trials (PATENCY-1 and PATENCY-2) in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic AVF for hemodialysis and has completed a Phase 1 clinical trial in patients with symptomatic peripheral artery disease (PAD). For more information, please visit www.proteontherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains statements that are, or may be deemed to be, "forward-looking statements." In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “estimates,” “anticipates,” "expects,” “plans,” "intends,” “may,” or “will,” in each case, their negatives or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements, including those regarding the benefit of Mr. Hastings’ expertise, the timing of completion of the Phase 3 clinical studies of vonapanitase, whether vonapanitase will be approved by the U.S. Food and Drug Administration (FDA) or equivalent foreign regulatory agencies and commercialized, the potential treatment of renal and vascular diseases with vonapanitase, the effect of vonapanitase in patients with CKD, whether vonapanitase improves AVF patency, and those relating to future events or our future financial performance or condition, involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors, including whether our cash resources will be sufficient to fund our operating expenses and capital expenditure requirements for the period anticipated; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether vonapanitase will advance through the clinical trial process on the anticipated timeline and warrant submission for regulatory approval; whether such a submission would receive approval from the FDA or equivalent foreign regulatory agencies on a timely basis or at all; and whether we can successfully commercialize and market our product candidates, are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2016, and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the SEC, particularly in the sections titled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In light of the significant uncertainties in our forward-looking statements, you should not place undue reliance on these statements or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements contained in this press release represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Relations Contact
George Eldridge, Proteon Therapeutics, Senior Vice President and Chief Financial Officer
781-890-0102
geldridge@proteontherapeutics.com

Media Contact
Cara Mayfield, Ten Bridge Communications
857-242-1872
proteon@tenbridgecommunications.com